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                                                                 [WILLIAMS LOGO]

                                                                      EXHIBIT 99



NEWS RELEASE

NYSE: WMB

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
DATE:               Sept. 5, 2002
CONTACT:            Gina Johnson                       Jay Henderson                      Richard George
                    Williams (media relations)         Williams (investor relations)      Williams (investor relations)
                    (713) 215-4243                     (918) 573-3879                     (918) 573-3679
                    gina.l.johnson@williams.com        JAY.HENDERSON@WILLIAMS.COM         RICHARD.GEORGE@WILLIAMS.COM
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               WILLIAMS COMPLETES SALE OF COVE POINT LNG FACILITY

         HOUSTON - Williams (NYSE:WMB) announced today that it has completed the sale of its Cove Point liquefied natural gas facility and 87-mile pipeline to a subsidiary of Dominion Resources (NYSE:D). The transaction delivered cash proceeds of $217 million.

         The sale also eliminates the need for Williams to fund Cove Point's capital expenditure requirements of approximately $105 million over the next two years.

         "The Cove Point divestiture brings an immediate infusion of cash and represents another important step toward improving our financial strength and flexibility," says Doug Whisenant, president and CEO of Williams' gas pipeline unit.

         Once reactivated, the LNG facility will serve as another supply source for Williams' 10,500-mile Transco pipeline system that delivers natural gas from the Gulf Coast to markets in northeastern and southeastern states.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.